Exhibit 99.2

To Our Shareholders:

I am pleased to have this opportunity to update you on the progress we’ve made over the past few months. It is with great confidence and enthusiasm I can report that we had some early wins in the fiscal third quarter that have put Electromed, Inc. on a positive trajectory for the future. Key to these early wins and to restoring long-term profitability has been to return to our roots of patient advocacy and innovation. By recommitting to this focus, Electromed is positioning for the future. We believe we have seen the worst of the recent reimbursement environmental factors and are poised for growth as we exit the fiscal year.

We saw early successes during the quarter in both sales and operations. Electromed’s homecare referral and approval trends are up, which speaks to the strength of our sales force and reimbursement team. In fact, referrals were at a record high this quarter and approvals have trended up for three consecutive months. Further, we’ve seen an increase in international sales, up $50,000 to $215,000 compared to the same period a year ago, and driven by our new international sales manager who was brought on in January 2013. Institutional sales have increased $124,000 to $373,000 compared to the same period a year ago by adding pricing options in response to market conditions. We are pleased with this progress and confident in our future prospects.

Turning to financials, we believe we’ve hit the low watermark in terms of revenues and we are slowly seeing upward progress. While the beginning of calendar 2013 continued to be a challenging selling and reimbursement environment, we had modest, yet steady improvements in the latter half of the third quarter resolving certain third-party payer contracts. We see the positive momentum continuing into the fiscal fourth quarter and believe that the trend will continue into fiscal 2014.

We experienced significant gross margin expansion in the third quarter, as margins improved nearly six percentage points from prior year levels, to 76.3 percent. Additionally, our third-quarter net loss was stable compared to the prior quarter, which we believe demonstrates progress against our plan.

We maintain our focus on cost-containment to become a stronger, leaner and more efficient organization. For the nine months ended March 31, 2013 operating expenses were $9.2 million, compared to $10.1 million in the similar prior-year period. While year-over-year our expenses are down, net of one-time expense items in the fiscal third quarter of 2013, they are down significantly. Again, we believe this is early validation of the course we have set for Electromed. Let me reiterate, we are focused on returning this company to historical profitability levels and increasing shareholder value over the long-term. We believe we are gaining great traction on both fronts.

As you are aware, there was much confusion and speculation surrounding the medical device tax that took effect in January 2013. Based on our experience in the third quarter, and Electromed’s business model, we estimate the tax will be approximately 1.2 percent of revenue on a steady state basis. We don’t expect the tax to have a material impact on earnings.

I mentioned earlier that we are returning to our roots of patient advocacy and innovation – this means we are refocusing on patients, while transforming the business to align with the current HealthCare and reimbursement environment. The reimbursement situation has changed over the past few years but the Company didn’t initially adjust to the downward pricing pressure of the reimbursement market, which set us back. We now are revising our processes and selling our product based on features and benefits that best serve our customers, with an emphasis securing additional third-party payer contracts. By shifting to this strategy, we believe we will ultimately increase profitability.

Looking forward, we remain on track with our multi-pronged focus, which is:

•	Controlling expenses and returning to historical profitability
•	Generating profitable revenue growth
•	Increasing sales domestically and internationally
•	Reinvigorating our legacy of innovation

Our mission is a simple one: to make life’s important moments possible—one breath at a time. Our focus is clear – treating our customers, partners, employees and shareholders with integrity and respect. I am proud to be part of this noble mission and to be associated with this team of dedicated associates. We believe we have made great progress in positioning this company to take advantage of future growth opportunities and I look forward to updating you on our continued progress in the coming quarters.

Sincerely,

Kathleen Skarvan

Chief Executive Officer

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s plans and expectations regarding the economic environment in which the Company operates, referral and approval trends, sales growth and profitability, financial and operational performance, cost reductions, margin trends, the impact of the medical device tax, and the Company’s strategic goals and focus for future periods. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, our ability to effectively control costs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.